Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Patricia K. Ackerman 414-359-4130 packerman@aosmith.com
FOR IMMEDIATE RELEASE
July 29, 2021

A. O. Smith Reports Record Second Quarter Sales and Earnings
Raises Outlook
Second Quarter 2021 Highlights
•Total sales of $859.8 million, an increase of 30 percent compared with Q2 2020
•Net earnings of $118.2 million, an increase of 74 percent compared with Q2 2020
•Record second quarter EPS of $0.73, an increase of 74 percent compared with Q2 2020
2021 Guidance
•Sales growth between 17 and 18 percent, upgraded from midpoint of 14.5 percent announced in April
•EPS between $2.70 to $2.76, upgraded five percent from the midpoint announced in April
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (the “Company”) (NYSE: AOS) today announced its second quarter 2021 results.

“Our global A. O. Smith team delivered record second quarter earnings per share on a 30 percent increase in sales compared with the second quarter of 2020, which was negatively impacted by the pandemic. Our teams demonstrated solid execution and operational agility despite supply chain and logistics challenges along with rapidly-rising material costs,” noted Kevin J. Wheeler, chairman and chief executive officer. “Our employees excelled in finding creative and collaborative solutions to keep our customers supplied with the water heating and water treatment products they needed to meet demand.”

North America
Sales in the North America segment of $603.6 million increased 26 percent compared with the second quarter of 2020 driven by higher volumes of water heaters, boilers and water treatment products and price increases implemented in response to rapidly rising material costs as well as increased transportation costs.

North America segment earnings of $141.7 million increased 34 percent compared with the second quarter of 2020. The impact to earnings from higher volumes and inflation-related price increases was partially offset by higher material and freight costs. As a result of these factors, segment operating margin of 23.5 percent improved compared with 21.9 percent in the second quarter of 2020.

Rest of World
Rest of World segment sales of $263.2 million increased 39 percent from the second quarter of 2020, driven by local currency sales growth of 26 percent in China. Sales growth in each of the Company’s major product categories in China contributed to higher sales. Currency translation of China sales favorably impacted sales by approximately $20 million.

Rest of World segment earnings of $22.3 million increased significantly compared with the loss of $5.8 million in the second quarter of 2020, which was negatively impacted by shutdowns and reduced consumer spending resulting from the pandemic. In China, higher volumes and lower selling and administrative costs were partially offset by the absence of social insurance waivers in 2021, which had been granted in 2020. As a result, segment operating margin of 8.5 percent improved from a negative 3.1 percent in the second quarter of 2020.

Balance Sheet, Liquidity and Share Repurchases
As of June 30, 2021, the Company had cash and marketable securities balances totaling $581.9 million. The Company’s total debt was $106.4 million at the end of June, and its leverage ratio was 5.5 percent as measured by total debt-to-total capitalization.

Cash provided by operations of $196.0 million during the first half of 2021 increased from $179.3 million during the same period in 2020. Higher earnings in 2021 compared with the prior year were partially offset by a larger investment in working capital during the first half of 2021 compared with the same period in 2020.

During the first half of 2021, the Company repurchased 2,978,657 shares at a cost of approximately $198.1 million. There was available authority to repurchase approximately 5.6 million shares at the end of June.

Operations and Supply Chain
Global supply chain disruptions moderated in the second quarter but remained a challenge. The Company continues to closely monitor component, material and transportation availability.

Outlook
“We have seen solid demand for our products continue in July,” commented Wheeler. “We are upgrading our full-year 2021 earnings guidance to a range of between $2.70 and $2.76 per share, an increase of five percent from our previous guidance.

“Supply chain constraints and component shortages continue, and we expect to see these headwinds throughout the remainder of the year. We remain in close contact with our suppliers, as the environment can change quickly and frequently. I am grateful for our procurement and operations teams, as they strengthen our supply chain resiliency and manage through this challenging period. I have confidence in our teams’ ability to continue to navigate through this environment.”

Forward-looking statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: negative impacts to the Company’s businesses, including demand for its products, particularly commercial products, operations and workforce dislocation and disruption, supply chain disruption and liquidity as a result of the severity and duration of the COVID-19 pandemic; lengthening or deepening of supply chain bottlenecks; an uneven recovery of the Chinese economy or decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences; potential weakening in the high-efficiency boiler segment in the U.S.; significant volatility in material availability and prices; inability of the Company to implement or maintain pricing actions; a failure to recover or further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.

SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Statement of Earnings
(condensed consolidated financial statements -
dollars in millions, except share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$859.8	$663.9	$1,628.8	$1,300.8
Cost of products sold	538.4	416.4	1,018.8	813.8
Gross profit	321.4	247.5	610.0	487.0
Selling, general and administrative expenses	173.1	155.9	339.6	329.7
Severance and restructuring expenses	—	6.1	—	6.1
Interest expense	0.9	2.5	1.9	4.7
Other income	(3.9)	(4.0)	(8.9)	(8.2)
Earnings before provision for income taxes	151.3	87.0	277.4	154.7
Provision for income taxes	33.1	19.2	61.5	35.2
Net earnings	$118.2	$67.8	$215.9	$119.5
Diluted earnings per share of common stock	$0.73	$0.42	$1.33	$0.74
Average common shares outstanding (000’s omitted)	161,732	162,174	162,256	162,536

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	(unaudited) June 30, 2021	December 31, 2020
ASSETS:
Cash and cash equivalents	$444.8	$573.1
Marketable securities	137.1	116.5
Receivables	607.0	585.0
Inventories	330.4	300.1
Other current assets	66.4	43.3
Total Current Assets	1,585.7	1,618.0
Net property, plant and equipment	539.7	541.3
Goodwill and other intangibles	865.9	870.7
Operating lease assets	42.0	41.6
Other assets	106.9	89.1
Total Assets	$3,140.2	$3,160.7
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$612.4	$595.2
Accrued payroll and benefits	71.6	74.6
Accrued liabilities	166.4	161.9
Product warranties	49.8	47.8
Debt due within one year	6.8	6.8
Total Current Liabilities	907.0	886.3
Long-term debt	99.6	106.4
Operating lease liabilities	33.9	34.4
Other liabilities	283.4	285.3
Stockholders’ equity	1,816.3	1,848.3
Total Liabilities and Stockholders’ Equity	$3,140.2	$3,160.7

A. O. SMITH CORPORATION
Statement of Cash Flows
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2021	2020
Operating Activities
Net earnings	$215.9	$119.5
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	39.0	40.0
Stock based compensation expense	8.9	10.4
Net changes in operating assets and liabilities:
Current assets and liabilities	(50.0)	35.9
Noncurrent assets and liabilities	(17.8)	(26.5)
Cash Provided by Operating Activities	196.0	179.3
Investing Activities
Capital expenditures	(30.7)	(24.8)
Investment in marketable securities	(98.3)	(91.1)
Net proceeds from sale of marketable securities	79.0	140.1
Cash (Used in) Provided by Investing Activities	(50.0)	24.2
Financing Activities
Long-term debt repaid	(6.8)	(2.9)
Common stock repurchases	(198.1)	(56.7)
Net proceeds from stock option activity	14.5	2.6
Dividends paid	(83.9)	(77.8)
Cash Used In Financing Activities	(274.3)	(134.8)
Net (decrease) increase in cash and cash equivalents	(128.3)	68.7
Cash and cash equivalents - beginning of period	573.1	374.0
Cash and Cash Equivalents - End of Period	$444.8	$442.7

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales
North America	$603.6	$480.5	$1,156.5	$1,013.4
Rest of World	263.2	189.7	485.5	299.9
Inter-segment sales	(7.0)	(6.3)	(13.2)	(12.5)
	$859.8	$663.9	$1,628.8	$1,300.8
Earnings (losses)
North America(1)	$141.7	$105.4	$272.1	$232.5
Rest of World(2)	22.3	(5.8)	34.1	(48.0)
Inter-segment earnings elimination	—	(0.3)	—	(0.3)
	164.0	99.3	306.2	184.2
Corporate expense	(11.8)	(9.8)	(26.9)	(24.8)
Interest expense	(0.9)	(2.5)	(1.9)	(4.7)
Earnings before income taxes	151.3	87.0	277.4	154.7
Tax provision	33.1	19.2	61.5	35.2
Net earnings	$118.2	$67.8	$215.9	$119.5
(1) includes severance and restructuring expenses of:	$—	$2.2	$—	$2.2
(2) includes severance and restructuring expenses of:	$—	$3.9	$—	$3.9

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted EPS
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Earnings (GAAP)	$118.2	$67.8	$215.9	$119.5
Severance and restructuring expenses, before tax	—	6.1	—	6.1
Tax effect of severance and restructuring expenses	—	(1.1)	—	(1.1)
Adjusted Earnings	$118.2	$72.8	$215.9	$124.5

Diluted EPS (GAAP)	$0.73	$0.42	$1.33	$0.74
Severance and restructuring expenses per diluted share, before tax	—	0.04	—	0.04
Tax effect of severance and restructuring expenses per diluted share	—	(0.01)	—	(0.01)
Adjusted EPS	$0.73	$0.45	$1.33	$0.77

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported segment earnings (losses) to adjusted segment earnings (losses) (non-GAAP):

	Three Months Ended June 30,		Six Months Ended, June 30,
	2021	2020	2021	2020
Segment Earnings (Losses) (GAAP)
North America	$141.7	$105.4	$272.1	$232.5
Rest of World	22.3	(5.8)	34.1	(48.0)
Inter-segment earnings elimination	—	(0.3)	—	(0.3)
Total Segment Earnings (GAAP)	$164.0	$99.3	$306.2	$184.2
Adjustments:
North America severance and restructuring expenses	$—	$2.2	$—	$2.2
Rest of World severance and restructuring expenses	—	3.9	—	3.9
Inter-segment earnings elimination	—	—	—	—
Total Adjustments	$—	$6.1	$—	$6.1
Adjusted Segment Earnings (Losses)
North America	$141.7	$107.6	$272.1	$234.7
Rest of World	22.3	(1.9)	34.1	(44.1)
Inter-segment earnings elimination	—	(0.3)	—	(0.3)
Total Adjusted Segment Earnings	$164.0	$105.4	$306.2	$190.3

A. O. SMITH CORPORATION
2021 EPS Guidance and 2020 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2021 Guidance	2020
Diluted EPS (GAAP)	$2.70 - 2.76	$2.12
Severance and restructuring expenses, per diluted share	—	0.04
Adjusted EPS	$2.70 - 2.76	$2.16